Exhibit 99.1
JAMES E. GOODWIN
Interim President and Chief Executive Officer
August 1, 2008
Dear Federal Signal Employee:
I am writing to update you regarding recent developments at Federal Signal.
Last week, we announced earnings for the second quarter of 2008, reporting net income from continuing operations of $8.0 million, or $.17 per share, on net sales of $254 million. Our order intake was encouraging, with new business exceeding shipments in all three of our segments. Although we are encouraged by our strong backlog, we are monitoring the global economy carefully. We are being cautious with our balance sheet, without harming our long-term competitive position. Since the beginning of the year, we have reduced our debt by $108 million; our credit lines are ample and our interest expense is declining.
While keeping a conservative debt balance, we are at the same time proceeding with strategic business investments, such as the Bronto and Vactor plant expansions, the expansion of our businesses in Shanghai and the JD Edwards systems implementation. These investments will protect our market positions and help us emerge from the economic downturn as a stronger company with a healthy rate of growth.
Also last week, we announced that we received a favorable litigation outcome dismissing all 39 Chicago firefighter plaintiffs that were set to go to trial in September, following the plaintiffs’ motion to withdraw the cases. The dismissal of these 39 claims, which follows on the 27 favorable jury verdicts we received in April, is another sign that the plaintiffs have been pursuing meritless cases, and represents a significant step forward in our defense of this litigation.
I am pleased to say that we are in the final stages of the search process to select a permanent chief executive officer. This process has been conducted in a very thoughtful and deliberate manner by the search committee and our board of directors. We are very excited about the highly qualified and seasoned candidates we are considering, and we expect to make an announcement in the near future.
As you may have seen, one of Federal Signal’s shareholders, Warren Kanders, has publicly expressed interest in the CEO position and some of the board’s actions. While it is our policy to not comment on the search process, I can confirm that Mr. Kanders is no longer a candidate for the CEO position.
I also wanted to take this opportunity to correct some inaccurate assertions made by Mr. Kanders regarding the recently announced sale of E-ONE and Federal Signal’s corporate governance.
1415 WEST 22nd STREET • OAK BROOK, ILLINOIS 60523 • PHONE (630) 954-2000

August 1, 2008

Mr. Kanders has falsely claimed that E-ONE was sold to “a management-led buyout group.” In fact, Federal Signal recently signed a definitive agreement to sell E-ONE to American Industrial Group (“AIP”), a leading middle market private equity firm. Proceeds will be used to pay down debt.
In reaching this definitive agreement with AIP, our board, together with its financial advisor, Banc of Montreal, undertook a robust 8-month sale process. Our board’s goals were to seek maximum value for the business, while minimizing disruption of the business and identifying the buyer that was best suited to help restore E-ONE to profitability in a reasonable timeframe. Our targeted auction process included both strategic and financial buyers. We selected AIP because of their successful track record with specialty vehicle acquisitions and because we are confident that AIP is committed to invest, if necessary, to fund losses and make the changes needed to put E-ONE onto the best footing possible. I’d like to take this opportunity to thank Peter Guile and the hard-working E-ONE team for the significant strides they have made, and for their important services and contributions over the years.
Mr. Kanders has also wrongly criticized Federal Signal’s record of strong corporate governance. Mr. Kanders alleges that the Company entered into “a lucrative consulting arrangement” with director Dennis Martin and “other conflicts of interest and self dealing arrangements.” Nothing could be further from the truth. In fact, neither Mr. Martin nor any other member of our board has any consulting agreement or other compensation arrangement other than the directors’ fees disclosed in the Company’s proxy statement. Contrary to Mr. Kanders’ false allegations, there are no undisclosed conflicts of interest or related party transactions or relationships with the Company. In fact, our board is comprised entirely of independent directors (as defined under SEC and New York Stock Exchange independence standards), except for me in my capacity as a director and interim president and chief executive officer. Federal Signal is committed to maintaining the highest standards of corporate governance for the benefit of our Company and all of our stakeholders. Our governance rating, as measured by Risk Metrics, places us in the top 10 percent of our peer group, a position management and the board have worked hard to achieve.
On behalf of our board and management team, I want to thank you for your continued hard work and dedication to Federal Signal. We should all remain focused on continuing to deliver to our customers the highest quality products and services they have come to expect from Federal Signal.
And, as always, it is important that the Company speaks with one voice. If you receive any inquiries from shareholders, analysts or members of the media, please forward them to Stephanie Kushner at 630-954-2020 or skushner@federalsignal.com.
We are committed to keeping you informed and look forward to communicating more in the coming weeks.
Sincerely,
Jim Goodwin
Interim President and Chief Executive Officer